EXHIBIT 10.1

MASTER PRIVATE PLACEMENT ENGAGEMENT LETTER

PERSONAL AND CONFIDENTIAL

September 14, 2005

Mr. Clark Wilson, Chief Executive Officer Wilson Holdings Inc. 2700 Via Fortuna, Suite 400 Austin, Texas 78746

Dear Mr. Wilson:

You have indicated that Wilson Holdings Inc. (the "Company") desires to obtain financing for general corporate purposes. The purpose of this letter is to set forth the agreement between the Company and Tejas Securities Group, Inc. (“Tejas”) regarding the services to be performed by Tejas.

In connection with the proposed private placement (the “Offering”) by the Company of shares (the “Shares”) of the Company’s Common Stock (“Common Stock”) in an amount between 5,000,000 and 8,000,000 Shares, priced between $4.25 and $5.50 per Share, and on such other terms and conditions to be established by mutual agreement at the time of sale, the Company and Tejas agree:

1	.	(a)	Prior to the sale of the Shares to any offeree or any person advising such offeree, they shall: (i) be furnished information by the Company pertaining to the Shares and the terms and conditions of the offering, and (ii) be given the opportunity by the Company to ask questions and receive answers concerning the Company and the Shares and the terms and conditions of the offering.

		(b)	The final offering documents (the “Offering Documents”) signed or utilized in connection with the placement of the Shares, including, but not limited to, any stock purchase agreement or any private placement memorandum (the “Placement Memorandum”), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information not misleading.

		(c)	The Company covenants that it shall promptly notify Tejas if, because of the occurrence of any event or condition, the passing of time or otherwise, any of the Offering Documents, shall, prior to final purchase of the Shares, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading. The Offering Documents shall be amended in form and substance so that after giving effect to such amendment, the Offering Documents will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in light of the circumstances under which they were made, not misleading.

		(d)	The Company shall furnish or make available to Tejas or its authorized representatives any and all documentation and information reasonably requested in connection with Tejas’ due diligence efforts regarding this placement, including but not limited to, a “comfort” letter from its independent public accountants for the Placement Memorandum, including all filings incorporated by reference therein.

(e) Except for the Shares and the issuance of stock options or the underlying shares of common stock relating thereto issuable pursuant to options issued under the Company’s employee stock plan or any other shares of common stock underlying derivative securities of the Company outstanding on the date hereof, the Company shall not offer to sell any securities of the same class or similar securities as the Shares from the date hereof until after a period of six (6) months has elapsed after the date of the last sale of the Shares if such offer or sale would result in the offering contemplated by this agreement or the new proposed offering violating any applicable securities laws, rules or regulations.

2.	The Company hereby appoints Tejas as its exclusive agent to attempt to arrange the private placement of the Shares during the period commencing on the date of execution of this letter by the Company and ending on 45 days after the finalization of the Offering Documents (the “Offering Period”), which may be extended by mutual written agreement of the parties hereto (and any reference hereinafter to the Offering Period shall mean the Offering Period as so extended). Subject to the terms and conditions herein set forth, Tejas accepts such appointment and shall use its commercially reasonable best efforts to find purchasers for all of the Shares, who can satisfy the Company that they qualify as "accredited investors" pursuant to Rule 501 promulgated under the Securities Act of 1933 (the "1933 Act"). Tejas makes no warranty or guaranty of its success in placing the Shares. Tejas’ agency hereunder is coupled with an interest and such agency shall continue until the termination of the Offering Period. The Company shall have the right to reject any and all proposed purchasers of the Shares for any reason the Company deems reasonable. This paragraph 2 and paragraphs 4, 5 and 7 below shall survive any termination of this Agreement. Notwithstanding the foregoing, in the event that a potential purchaser of the Shares (an "Offeree") is introduced to the Company by Tejas during the Offering Period and the Offeree purchases securities from the Company after the expiration of the Offering Period, at any time during a period of twelve (12) months from the date of this Agreement, Tejas shall be entitled to the same fees and warrants provided for below with respect to such purchase had the purchase occurred during the Offering Period.

3.	During the Offering Period, the Company shall not, directly or indirectly (except through Tejas), offer to sell, or attempt to offer or sell, or solicit any offer to buy, or otherwise negotiate in respect of, any of the Shares and thereby represents and warrants that it has not heretofore done any of the foregoing.

4.	Upon the closing of the sale of Shares to one or more Offerees and the receipt by the Company of the proceeds thereof, the Company shall pay Tejas a fee in cash at closing equal to three percent (3%) of the gross proceeds from the sale of Shares contemplated by this agreement. The Company also agrees to reimburse Tejas for all documented out-of-pocket expenses (exclusive of legal fees and expenses) incurred on this project, and upon execution of this agreement is paying to Tejas a non-refundable retainer of $150,000, against which its expenses shall be initially charged. The fees and expenses of Tejas shall not exceed $150,000 without first obtaining the prior written consent of the Company. In addition, the Company shall also be responsible for all of Tejas’ reasonable and actual legal fees and

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expenses in an amount not to exceed $75,000, which shall be paid by the Company promptly upon receipt of an invoice relating thereto. All the foregoing expense reimbursements are not contingent upon the successful completion of the transaction contemplated hereunder. The Company shall be responsible for, and shall make, all filings required under state and federal securities laws in connection with the transaction contemplated by this agreement, and shall pay all costs and expenses (including legal and filing fees) in connection therewith.

5	.	(a)	The Company agrees, for a price of one dollar ($1.00) to sell to Tejas (which shall be issued to Tejas or its designees), concurrently with, but subject to and contingent on the consummation of the successful sale of the Shares, Common Stock Purchase Warrants ("Warrants") in the amount of One Hundred Fifty Thousand (150,000) shares of common stock for each One Million (1,000,000) Shares placed by Tejas. By way of example, if Tejas is successful in placing the sale of 8,000,000 Shares, then Tejas will be entitled to a warrant to purchase 1,200,000 shares of Common Stock. All shares of Common Stock issuable upon the exercise of such Warrants will be issuable out of the authorized unissued shares of Common Stock of the Company. Such Warrants will have a term of ten (10) years and may be exercised as to all or any lesser number of shares of Common Stock covered thereby, commencing at the end of the Offering Period. The Warrants shall be transferable (subject to applicable securities laws) and shall contain provisions that require registration for re-sale of the underlying Common Stock, with the registration to remain effective for two years from issuance and the Company hereby undertakes to, after the expiration of such two year period, provide such instructions to its transfer agent that certificates representing such underlying Common Stock shall be issued without a legend if such shares of Common Stock are to be issued pursuant to a net cashless exercise (whether in full or in part, and such Warrants shall provide for exercise on such a basis).

		(b)	The exercise price of the Warrants shall be equal to the effective price of the Shares sold by this Offering (without regard to the Warrants). The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants shall be subject to adjustment in connection with stock splits, reverse stock splits, recapitalizations and similar events.

		(c)	Additionally, the Company agrees that Tejas will have, for a period of twelve (12) months from the date of this Agreement, the right to participate on the same terms and conditions as any other managing underwriter or placement agent in any public offerings, private placements or any other equity or debt financings that may be undertaken by the Company on terms and conditions customary for similar transactions. In the event of a breach of this paragraph 5(c), Tejas will be entitled to receive the same fee it is receiving under this Agreement for any such financing.

6.	Prior to the sale of any of the Shares, the Company shall make customary representations and warranties to Tejas and the purchasers of the Shares.

7.	The Company agrees to indemnify Tejas as set forth in Schedule I attached hereto, which is to be an integral part of this Agreement.

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8.	Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or the breach, termination or validity hereof shall be settled by submission to arbitration before the National Association of Securities Dealers, Inc. ("NASD"), pursuant to the Code of Arbitration Procedure of that organization. All parties agree to the jurisdiction of the NASD for such purposes. If arbitration before the NASD is not available, the parties shall arbitrate pursuant to the rules of the American Arbitration Association.

9.	Except where otherwise herein provided all notices, information, consents and other communications required or permitted by the provisions of this Agreement to be given, sent by any party, shall be in writing and shall be deemed to be properly given when: (i) delivered personally to any of the hereinafter designated addressees or the named representatives thereof; (ii) mailed by prepaid certified or registered mail, return receipt requested; or (iii) when sent by telephone facsimile, telegram, cable or email; and in each instance addressed to such party at the respective address as follows (in each such case promptly confirmed with a copy thereof sent as in (ii)):

If to the Company:	If to Tejas:

Wilson Holdings Inc.	Tejas Securities Group, Inc.
2700 Via Fortuna, Suite 400	8226 Bee Caves
Austin, Texas 78746	Austin, TX 78746
Attn: Mr. Clark Wilson, Chief Executive Officer	Attn: Mr. John Gorman

Either party may at any time change its respectively designated address above by giving notice thereof to the other parties hereto.

10.	The Company acknowledges that Tejas has been retained hereunder solely as an adviser to the Company, and not as an adviser to or agent of any other person, and that the Company's engagement of Tejas is as an independent contractor and not in any other capacity including as a fiduciary. Neither this engagement, nor the delivery of any advice in connection with this engagement, is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the Company) as against Tejas or our affiliates or their respective directors, officers, agents and employees.

11.	This agreement is governed by the laws of the State of Texas, without regard to conflicts of law principles, and will be binding upon and inure to the benefit of the Company and Tejas and their respective successors and assigns. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Neither this Agreement nor any provisions hereof shall be modified except by an instrument in writing, signed by both parties.

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If the foregoing correctly sets forth our understanding, please so indicate by signing and returning to us the enclosed copy.

Very truly yours,

Tejas Securities Group, Inc.

By:	/s/ Morris D. Weiss______
Morris D. Weiss
Managing Director

Agreed to and accepted this 14th day of September, 2005

Wilson Holdings Inc.

By:	/s/ Clark Wilson
Clark Wilson
Chief Executive Officer

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SCHEDULE I
1.	The person or entity (the "Company") engaging the services of Tejas Securities Group, Inc. (“Tejas”) pursuant to the attached agreement (the "Agreement") hereby agrees to indemnify and hold harmless Tejas and its affiliates, the respective directors, officers, employees, and agents of Tejas and its affiliates, and each other person or entity, if any, controlling Tejas or any of its affiliates (Tejas and each of the foregoing persons or entities being each referred to herein as an "Indemnified Party") from and against any and all losses, claims, actions, damages and liabilities whatsoever, joint or several, and expenses incurred by them (including, without limitation reasonable fees and disbursements of counsel) to which any such Indemnified Party may become subject which (a) are related to or arise out of (i) action taken or omitted to be taken (including, without limitation, any untrue statements made or any statements omitted to be made) by the Company, or (ii) action taken or omitted to be taken by an Indemnified Party at the Company's direction; or (b) are otherwise related to or arise out of Tejas activities on the Company's behalf under the Agreement (INCLUDING, WITHOUT LIMITATION, ANY LOSSES, CLAIMS, ACTIONS, DAMAGES, LIABILITIES (WHETHER JOINT OR SEVERAL), AND EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE OR CONCURRENT NEGLIGENCE OF ANY INDEMNIFIED PARTY), and will reimburse any Indemnified Party for all reasonable expenses (including, without limitation, reasonable fees and disbursements of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, regardless of whether such Indemnified Party is a party and regardless of whether such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification provisions to the extent that any loss, claim, action, damage, liability or expense otherwise subject to indemnification under clause (b) above is finally judicially determined (after exhaustion of all appeals or rights to appeal) to have resulted primarily and directly from the willful misconduct or gross negligence of such Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability (WHETHER DIRECT OR INDIRECT, IN CONTRACT OR TORT OR OTHERWISE, AND WHETHER ARISING OUT OF OR RESULTING FROM THE SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR VICARIOUS LIABILITY OF SUCH INDEMNIFIED PARTY) to the Company or its security holders or creditors related to or arising out of the engagement of Tejas or its activities on behalf of the Company, except to the extent that any loss, claim, action, damage, liability or expense is finally judicially determined (after exhaustion of all appeals or rights to appeal) to have resulted primarily from the Indemnified Party's willful misconduct or gross negligence. The Company further agrees that it will not, without the prior written consent of any Indemnified Party in its sole discretion, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an active or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent (a) includes an unconditional release of each affected Indemnified Party from all liability arising out of such claim, action, suit or proceeding, and (b) does not include a statement indicating, or an admission of, any fault, culpability, or a failure to act by any affected Indemnified Party.

2.	Promptly after receipt by an Indemnified Party of notice of any claim or complaint or the commencement of any action or proceeding with respect to which indemnification may be sought hereunder, such

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Indemnified Party shall notify the Company in writing of such claim or complaint or of the commencement of such action or proceeding, but the failure to so notify the Company will not relieve the Company from any liability which it may have hereunder or otherwise, except to the extent that such failure results in the Company's forfeiture of material rights or defenses. If the Company so elects or is requested by such Indemnified Party, the Company will assume the defense of such action or proceeding, including without limitation, the employment of counsel satisfactory to such Indemnified Party in its sole discretion, and the payment of the fees and disbursements of such counsel. Each Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of such Indemnified Party unless (a) the employment thereof has been specifically authorized by the Company; (b) the Company has failed to promptly assume or to diligently conduct the defense and employ counsel acceptable to such Indemnified Party in its sole discretion; or (c) the named parties, or parties threatened to be named, to any such action or proceeding (including, without limitation, any impleaded parties or parties threatened to be impleaded) include both such Indemnified Party and the Company, and such Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company (in each of which cases such Indemnified Party shall have the right to employ its own counsel and in each of such cases any fees and expenses of such counsel shall be paid by the Company). The Company shall pay the fees and expenses of legal counsel engaged in accordance with the foregoing provisions promptly after such fees and expenses are invoiced.

3.	In the event that an Indemnified Party is requested or required to appear as a witness or otherwise participate (including, without limitation, through deposition or other discovery) any action or proceeding brought by or on behalf of, or against, the Company in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse Tejas or the Indemnified Party, as the case may be, for all reasonable expenses incurred by it, as incurred, in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel, and to compensate Tejas or the Indemnified Party, as the case may be, in an amount to be mutually agreed upon.

4.	If for any reason (other than as specified in the second sentence of Paragraph 1 above) the benefits of the foregoing indemnification or reimbursement provisions are unavailable to an Indemnified Party or insufficient to hold any Indemnified Party harmless in respect of any losses, claims, actions, damages, liabilities or expenses (or actions in respect thereof) referred to herein, then the Company and Tejas shall contribute to the amount paid or payable by any of the Indemnified Parties as a result of such claim, action, damage, loss, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and Tejas, on the other hand, from Tejas engagement under the Agreement referred to above, but also the relative fault of the Company, on the one hand, and Tejas, on the other hand, as well as any other relevant equitable considerations; provided, that Tejas obligation to make contribution will not exceed under any circumstances the amount of fees actually received by Tejas from the Company pursuant to the Agreement. The relative benefits received by the Company, on the one hand, and Tejas, on the other hand, shall be deemed to be in the same proportions as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its stockholders pursuant to the transaction, whether or not consummated, for which Tejas is engaged to render financial advisory services, bears to (ii) the fees paid or proposed to be paid to Tejas in connection

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with the Agreement. The relative fault of the Company, on the one hand, and Tejas, on the other hand, shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the alleged act, statement or omission giving rise to such loss, claim, action, damage, liability or expense. The Company and Tejas agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Paragraph 4. The amount paid or payable by an Indemnified Party as a result of the losses, claims, actions, damages, liabilities or expense (or actions in respect thereof) referred to above in this Paragraph 4 shall be deemed to include any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such claim. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section I I (f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. If indemnification and reimbursement is available under the preceding Paragraphs of this Schedule I, that indemnification and reimbursement (in accordance with its terms) shall apply without regard to relative fault or other equitable considerations referred to in this Paragraph 4.

5.	The foregoing indemnification, reimbursement and contribution obligations of the Company shall be (i) cumulative of and in addition to any rights that any Indemnified Party may have at common law or otherwise, and (ii) APPLICABLE, TO THE EXTENT SET FORTH ABOVE, REGARDLESS OF WHETHER SOLE OR CONCURRENT NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), STRICT LIABILITY OR VICARIOUS LIABILITY OF ANY INDEMNIFIED PARTY IS ALLEGED OR PROVEN. No investigation or failure to investigate by an Indemnified Party shall impair the foregoing indemnification, reimbursement and contribution obligations of the Company or any right an Indemnified Party may have. The Company acknowledges and agrees that Tejas has been retained to provide certain services to the Company more specifically described in the Agreement. In such capacity, Tejas shall act as an independent contractor, and any duties of Tejas arising out of its engagement pursuant to the Agreement shall be owed solely to the Company.

6.	The Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to the foregoing indemnification, reimbursement and (if applicable) contribution provisions is brought against any Indemnified Party.

7.	It is understood that, in connection with Tejas above-mentioned engagement, Tejas may also be engaged to act in one or more additional capacities, and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The foregoing indemnification, reimbursement and (if applicable) contribution provisions shall apply to the original engagement, any such additional engagement and any modification of the original engagement or such additional engagement and shall survive, or remain in full force and effect following, the completion or any termination of Tejas' engagement(s).

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